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                                                                    EXHIBIT 99.1

[BOYD BROS. LOGO]

                                           Contact:  Richard C. Bailey
                                                     Chief Operating Officer
                                                     and Chief Financial Officer
                                                     (334) 775-1221

                    BOYD BROS. TRANSPORTATION INC. AGREES TO
                  GOING PRIVATE TRANSACTION AT $7.00 PER SHARE

                     BOARD UNANIMOUSLY APPROVES TRANSACTION
                        WITH BBT ACQUISITION CORPORATION

CLAYTON, Ala. (December 31, 2003) - Boyd Bros. Transportation Inc. (NASDAQ/SmallCap: BOYD) today announced that it has signed a definitive merger agreement with BBT Acquisition Corporation, ("BBT, Inc."), a company controlled by Dempsey Boyd, the founder of the Company, Gail B. Cooper, the President and Chief Executive Officer of the Company, Frances S. Boyd and Ginger B. Tibbs. Pursuant to the agreement, the group will acquire the outstanding shares of Company common stock that they do not already own. Mr. and Mrs. Boyd, Ms. Cooper and Ms. Tibbs, who together hold approximately 72% of the Company's outstanding common stock, have committed to contribute their shares of common stock in the Company to BBT, Inc. immediately prior to the merger.

         Under the terms of the merger agreement, stockholders of the Company (other than BBT, Inc. and its stockholders) will receive $7.00 per share, in cash, for each outstanding share of common stock of the Company owned by such stockholders. The transaction is structured as a forward merger in which BBT, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation.

         The transaction has been unanimously approved by the Board of Directors of the Company, with Gail B. Cooper abstaining, following the unanimous recommendation of a Special Committee of the Board. The Special Committee, which was formed to consider and negotiate a possible acquisition proposal to be made by Mr. Boyd, consists of four independent non-management members of the Board of Directors and is chaired by Stephen J. Silverman. The Special Committee has been advised by its own legal and financial advisors during the course of its deliberations.

         The Company expects the merger to close in March or April 2004. The closing of the merger is subject to various conditions, including approval of the merger by a majority of the Company's stockholders, completion of financing arrangements necessary to accomplish the merger, and certain other customary closing conditions.

         As a result of the merger, the Company will become a privately held company, and the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended, will terminate.

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BOYD Announces Going Private Transaction
Page 2
December 31, 2003

         The announcement of the merger agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger. As soon as practicable, the Company intends to file preliminary proxy materials with the Securities and Exchange Commission for the special meeting of stockholders to be held to vote on the proposed merger. Upon satisfactory completion of the Commission's review and comment on the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the merger and will file with the Commission and mail to the Company's stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including the recommendation of the Company's Board of Directors with respect to the merger. Stockholders are advised to carefully read the definitive proxy materials, including the proxy statement and the merger agreement, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge on the Commission's website at www.sec.gov.

         The Company, Mr. and Mrs. Boyd, Ms. Cooper, Ms. Tibbs, BBT, Inc. and the Company's executive officers and directors may be deemed to be participants in the solicitation of the stockholders of the Company with respect to the transactions contemplated by the merger agreement. Information concerning the direct or indirect interests of such executive officers or directors is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 28, 2003 and will be contained in the proxy materials relating to the transaction. The Company's Annual Report on Form 10-K is available, free of charge, on the Commission's website at www.sec.gov.

         Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout most of the continental United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.

         With the exception of historical information, the matters discussed and statements made in this release constitute "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the ability of the parties to obtain the requisite stockholder approval, complete the financing arrangements necessary to consummate the merger and satisfy the other conditions to the merger. Whenever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "hopeful," "outlook, " "expects," "anticipates," "may," "believes," "projects," "intends," and words of similar import. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there can be no assurance that the merger will receive the requisite stockholder approval, the financing necessary to close the merger will be successfully completed, or that the other closing conditions to the merger will be met. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      -END-